Exhibit 99.1

4650 SW Macadam Avenue, Suite 400 — Portland, OR 97239 — Telephone (503) 946-4800

CONTACT: Dwight Weber, Director of Communications (503) 946-4855

Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS

SECOND QUARTER FISCAL 2011 EARNINGS

Second Quarter Fiscal 2011 Highlights (from Continuing Operations)

•     Consolidated segment operating income margin of 24.0%

•     EPS from continuing operations of $1.70 (diluted)

•     Continued strong cash generation

PORTLAND, Oregon – October 21, 2010 – Achieving strong year-over-year aerospace and general industrial sales growth, Precision Castparts Corp. (NYSE:PCP) maintained its solid operational performance during the second quarter of fiscal 2011, mitigating lost leverage from the planned downtime of major forging complexes and seasonal European holidays.

Second Quarter Fiscal 2011 Financial Highlights

In the second quarter of fiscal 2011, total sales were $1.5 billion, increasing 17 percent over sales of $1.3 billion a year ago. Operating income also grew by 8 percent year over year, reaching $362.6 million, or 24.0 percent of sales in the quarter, compared to $337.3 million, or 26.1 percent of sales last year. Net income from continuing operations (attributable to PCC) in the second quarter totaled $243.6 million, versus $218.4 million in the second quarter of fiscal 2010. Earnings per share from continuing operations (attributable to PCC) in the quarter were $1.70 (diluted, based on 143.5 million shares outstanding), compared to $1.54 (diluted, based on 141.6 million shares outstanding) in the same quarter last year.

During the quarter, Precision Castparts Corp. (PCC) reported $7.4 million of net income from discontinued operations (attributable to PCC) primarily due to the sale of an automotive fastener operation. As a result, in the second quarter of fiscal 2011, net income (attributable to PCC) including discontinued operations was $251.0 million, or $1.75 per share (diluted), versus $207.3 million, or $1.46 per share (diluted) a year ago.

Business Highlights

Investment Cast Products: In the second quarter of fiscal 2011, Investment Cast Products sales grew to $512.3 million from last year’s second quarter sales of $444.1 million, an increase of 15 percent. Aerospace orders showed significant improvement across all operations, driving a 25 percent increase in sales over last year’s second quarter. Countering this strong growth was continued weakness in industrial gas turbine (IGT) sales year over year, which resulted in the segment taking a modest severance charge at a United Kingdom manufacturing operation to better align the workforce to current IGT production levels. During the quarter, Investment Cast Products effectively leveraged its increased aerospace volume and maintained strong operating income, largely overcoming both the severance charge and the impact of European holidays. Second quarter operating income increased by 20 percent to $162.5 million, or 31.7 percent of sales, compared to operating income of $135.4 million, or 30.5 percent of sales last year. Contractual material pass-through pricing showed a small increase year over year, moving from approximately $9 million a year ago to approximately $10 million in the current quarter.

Forged Products: Second quarter sales for the Forged Products segment reached $668.7 million, a 29 percent improvement over sales of $516.7 million in the same period a year ago. Similar to Investment Cast Products, this segment continues to see a resurgence in its base aerospace business across all operations, growing aerospace sales by 40 percent year over year, not including a solid contribution from Carlton Forge. General industrial sales also showed a significant improvement, increasing by 40 percent over the second quarter of fiscal 2010. Seamless pipe sales, however, dropped by almost 50 percent year over year, challenging overall segment margins. Interconnect pipe orders have begun to recover, with shipments expected to begin late in the fourth quarter of fiscal 2011. Forged Products successfully continued to leverage the increased aerospace and general industrial volumes across manufacturing operations with greatly improved cost structures, which helped to overcome the seasonal operating challenge of preventative maintenance across its major forging complexes. In December 2010, final repairs will be made on the segment’s 29,000-ton forging press in Houston. Permanent columns were received in the third quarter and will be installed to replace the temporary columns that have been in operation since shortly after the forge’s outage in late 2008. The repairs are anticipated to be complete and the forge to be back on line by the beginning of the fourth quarter. Operating income in the second quarter increased to $130.2 million, or 19.5 percent of sales, this year, compared to operating income of $120.0 million, or 23.2 percent of sales in the second quarter of fiscal 2010. Although contractual material pass-through pricing was flat, higher selling prices of external alloy sales from the segment’s three primary mills added approximately $33 million to top-line revenues.

Fastener Products: Fastener Products sales totaled $327.1 million in the second quarter of fiscal 2011, which were relatively flat as compared to sales of $330.2 million a year ago. Sales in the segment’s aerospace markets were down more than 5 percent from the second quarter of fiscal 2010, driven by lower OEM and distributor demand year over year. Sales of airframe structural fasteners, one of Fastener Products’ core markets, dropped by more than 50 percent at two of the segment’s major manufacturing facilities. The segment has worked diligently over the course of the year to offset this decline with non-structural fasteners. Fastener Products continues to increase its market share in aerospace products and to strengthen its position for solid growth as demand starts to return. Also helping to mitigate the decline were increased orders for non-core industrial products. Aggressive performance improvements throughout the Fastener Products operations have enabled the segment to generate solid operating margins despite the shift in product mix, providing a firm foundation for strong upside earnings going forward. Operating income for the second quarter was $97.0 million, or 29.7 percent of sales, compared to operating income of $110.7 million, or 33.5 percent of sales a year ago.

“In the second quarter, we drove increased aerospace and general industrial volumes over a much improved cost structure to achieve solid results,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “We continue to see increasing volume on long-lead time castings and forgings for the base commercial aircraft programs, and general industrial sales have risen significantly from last year’s lows. On the other hand, we had to overcome tremendous pressure from a major year-over-year drop in seamless pipe sales, but these sales have already begun to recover slightly from first quarter levels.

“Looking ahead, we are very well positioned on all the base and new aircraft programs; the components are developed, and we are ready to manufacture and ship,” Donegan said. “Our Investment Castings and Forgings aerospace order books are emerging strongly year over year after a long, dry spell of customer destocking. We have not yet seen the same dynamics in Fastener Products, but we anticipate a vigorous recovery moving into next year. Added to that are the solid increases in the narrow-body and wide-body aircraft build rates beginning the middle of fiscal 2012 and the 787 program. The 787 aircraft continues to be our most significant upside catalyst, ramping up through next year and carrying us well into the future. During the quarter, however, our 787 engine customers revised their schedules downward for the fourth quarter, which moves much of the acceleration we would have seen in the fourth quarter into early next year. In addition, the seamless pipe backlog is starting to fill with interconnect seamless pipe, which we will start to ship late in this year’s fourth quarter and into fiscal 2012. As these aerospace and pipe deliveries begin to strengthen through year end and into next year, we will get a major upturn in sales growth, and we are committed to getting strong leverage from this additional volume.”

At the end of the quarter, cash stood at $410.6 million, and debt had dropped to $237.6 million.

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is (877) 856-1969, Access Code: 3548730; Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://w.on24.com/r.htm?e=239539&s=1&k=ED6D626311750AE4C15ADC6D03114E23.

Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Net sales	$1,508.1	$1,291.0	$2,954.9	$2,660.9
Operating costs and expenses:
Cost of goods sold	1,047.2	865.2	2,043.9	1,768.7
Selling and administrative expenses	98.3	88.5	196.5	184.2
Interest expense	3.4	3.7	6.8	8.1
Interest income	(1.0)	(0.9)	(1.6)	(1.7)

Total operating costs and expenses	1,147.9	956.5	2,245.6	1,959.3

Income before income taxes and equity in earnings of unconsolidated affiliates	360.2	334.5	709.3	701.6
Provision for income taxes	(122.5)	(116.0)	(240.9)	(242.2)
Equity in earnings of unconsolidated affiliates	6.2	—	12.0	—

Net income from continuing operations	243.9	218.5	480.4	459.4
Net income (loss) from discontinued operations	7.4	(11.1)	6.3	(11.5)

Net income	251.3	207.4	486.7	447.9
Less: Net income attributable to noncontrolling interests	(0.3)	(0.1)	(0.7)	(0.2)

Net income attributable to Precision Castparts Corp. (“PCC”) shareholders	$251.0	$207.3	$486.0	$447.7

Net income per common share attributable to PCC shareholders - basic:
Net income per share from continuing operations - basic	$1.71	$1.56	$3.37	$3.28
Net income (loss) per share from discontinued operations - basic	0.05	(0.08)	0.05	(0.09)

	$1.76	$1.48	$3.42	$3.19

Net income per common share attributable to PCC shareholders - diluted:
Net income per share from continuing operations - diluted	$1.70	$1.54	$3.34	$3.25
Net income (loss) per share from discontinued operations - diluted	0.05	(0.08)	0.05	(0.09)

	$1.75	$1.46	$3.39	$3.16

Average common shares outstanding:
Basic	142.3	140.3	142.2	140.2
Diluted	143.5	141.6	143.5	141.5

	Three Months Ended		Six Months Ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Sales by Segment
Investment Cast Products	$512.3	$444.1	$999.0	$929.7
Forged Products	668.7	516.7	1,299.9	1,055.7
Fastener Products	327.1	330.2	656.0	675.5

Total	$1,508.1	$1,291.0	$2,954.9	$2,660.9

Segment Operating Income (Loss) [2]
Investment Cast Products	$162.5	$135.4	$317.6	$277.2
Forged Products	130.2	120.0	250.3	261.2
Fastener Products	97.0	110.7	201.2	226.3
Corporate expense	(27.1)	(28.8)	(54.6)	(56.7)

Consolidated segment operating income	362.6	337.3	714.5	708.0
Interest expense	3.4	3.7	6.8	8.1
Interest income	(1.0)	(0.9)	(1.6)	(1.7)

Income before income taxes and equity in earnings of unconsolidated affiliates	$360.2	$334.5	$709.3	$701.6

[1]	Reported results for the three and six months ended September 27, 2009 have been restated for discontinued operations.
[2]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	September 26, 2010	March 28, 2010
Cash and Debt Balances
Cash	$410.6	$112.4
Total Debt	$237.6	$250.0
Total Equity	$6,485.2	$5,891.7

Total Debt, as % of Total Capitalization	3.5%	4.1%

Working Capital Items[1]
Receivables, Net	$879.7	$846.6
Inventories	1,499.5	1,435.3
Accounts Payable	531.8	581.8

Total	$1,847.4	$1,700.1

	Three Months Ended
	September 26, 2010	September 27, 2009
Selected Cash Flow Items[1]
Depreciation and Amortization	$40.7	$37.0
Capital Expenditures	$28.5	$32.1

[1]	Reported results exclude discontinued operations.